THIS SUPPLEMENTAL AGREEMENT is made on 6th day of June 2023 between Chen Wei Wen Kelvin of 102 Jalan Simpang Bedok Canary Park Singapore 488221 (referred to as "the Creditor") of the one part and EUDA Health Holdings Limited, a company incorporated in the British Virgin Islands and having its registered office at Clarence Thomas Building, P.O. Box 4649, Road Town, Tortola, British Virgin Island (hereinafter referred to as "the Debtor") of the second part and Kent Ridge Health Singapore Pte Ltd (hereinafter referred to as "KRHS") of the third part.

(together, the "Parties" and each, a "Party").

WHEREAS:

(A) The Creditor has a claim against KRHS for the sum of S$1,136,264.46 ("the Claim") as set out in a letter of demand dated 16 May 2023 from the Creditor's lawyers Messrs. Josephine Chong LLC to KRHS. KRHS is wholly owned by the Debtor and is the Debtor's largest subsidiary for its medical related business.

(B) The Creditor and the Debtor entered into a Settlement Agreement dated 16th May 2023 ("the Agreement") pursuant to which the Debtor agreed to issue and allot to the Creditor an aggregate of 805,306 shares in the Debtor ("EUDA Shares") in satisfaction of the Claim (as defined in the Agreement).

(C) Pursuant to Settlement Agreement and the resolutions of the directors of the Debtor passed on 16 May 20223, the Debtor issued 850,306 EUDA Shares to the Creditor at an issue price of US$1.00 per share in settlement of the Claim.

(D) The Debtor has been advised that the closing bid price per EUDA Share quoted on Nasdaq on 15 May 2023, being the date immediately before the Settlement Agreement was signed, was US$1.47 and that therefore the number of EUDA Shares that should have been issued to the Creditor in settlement of the Claim is 578,739. The Creditor has agreed to surrender 271, 567 EUDA Shares to the Debtor for no consideration.

(E) The Parties hereto have agreed to make amendments to the Agreement to reflect the above, on the terms and subject to the conditions of this Supplemental Agreement ("Supplemental Agreement") which is supplemental to the Agreement.

NOW THIS SUPPLEMENTAL AGREEMENT WITNESSES as follows:

1. DEFINITIONS

1.1 Words and expressions which have a defined meaning in the Agreement shall have the same meaning when used in this Supplemental Agreement.

1.2 Words importing the singular include the plural and vice versa, words importing a gender include every gender and references to persons include bodies corporate or unincorporate.

2. AMENDMENTS TO THE AGREEMENT

It is hereby agreed between the Parties hereto that the Agreement be amended with effect from the date hereof as follows:

(a) by deleting Clause 1 of the Agreement in its entirety and substituting the following:

"In consideration of the mutual promises herein and the payment of US$1.00 by the Creditor to the Debtor (the adequacy and receipt of which is acknowledged by the Debtor), (1) the Debtor hereby agrees to pay to the Creditor, on behalf of KRHS, the sum of US$850,306.00 (which is approximately S$1,136,264.06 at a USD/SGD exchange rate of 1.3363), and (2) the Parties hereto hereby agree that such sum shall be satisfied in full by the Debtor by issuing and allotting to the Creditor 578,739 EUDA Shares at an issue price of US$1.47 per EUDA Share, credited as fully paid."

(b) by deleting Clause 2 in its entirety and substituting the following:

"The Creditor hereby acknowledges the receipt of the said 578,739 EUDA Shares being issued and allotted as consideration for and hereby irrevocably release and forever discharge KRHS of the Claim."

3. KRHS IS DISCHARGED

KRHS agrees that it owed the Creditor the sum of S$1,136,264.06. The Creditor hereby acknowledges the receipt of the said 578,739 EUDA Shares as consideration for and hereby irrevocably releases and absolutely discharges KRHS of the Claim.

4. FURTHER ASSURANCES

4.1 Each of the Parties hereby agrees that he/it will take all and whatever necessary action as may reasonably require to give full effect to the provisions of this Supplemental Agreement.

4.2 The Creditor hereby agrees to surrender to the Debtor, and the Debtor agrees to accept the surrender of, 271,567 EUDA Shares, which were issued to the Creditor on 16 May 2023 , for no consideration, and the Parties hereto agree that the Debtor may take all such actions as may be necessary to update its register of members following such surrender.

5. CONFIRMATION AND INCORPORATION

5.1 Except to the extent expressly amended by the provisions of this Supplemental Agreement, the terms and conditions of the Agreement are hereby confirmed and shall remain in full force and effect.

5.2 The Agreement and this Supplemental Agreement shall be read and construed as one document and this Supplemental Agreement shall be considered to be part of the Agreement and, without prejudice to the generality of the foregoing, where the context so allows, all references in the Agreement to "this Agreement", "hereof", "herein", "herewith", "hereunder" and words of similar, shall be read and construed as references to the Agreement as amended, modified or supplemented by this Supplemental Agreement.

6. COUNTERPARTS

This Supplemental Agreement may be signed in any number of counterparts, all of which taken together and when delivered to each party hereto shall constitute one and the same Agreement. Any Party may enter into this Supplemental Agreement by signing any such counterpart and each counterpart may be signed and executed by the Parties and transmitted by facsimile transmission and shall be as valid and effectual as if executed as an original. This Supplemental Agreement shall come into force on the date stated at the beginning and shall continue in force from such date notwithstanding the execution of this Supplemental Agreement by the Parties on different date(s).

7. GOVERNING LAW AND JURISDICTION

This Supplemental Agreement shall be governed by, and construed in accordance with, the laws of Singapore. Each of the Parties hereto hereby irrevocably and unconditionally submits to the exclusive jurisdiction of the Courts of Singapore for all purposes in relation to this Supplemental Agreement and waives any objection on the ground of venue or forum non conveniens or on similar grounds.

IN WITNESS WHEREOF, the Parties hereto have caused this Supplemental Agreement to be executed by their duly authorised representatives this day and year abovewritten.

SIGNED by Chen Wei Wen Kelvin)
in the presence of: Alfred Lim)

SIGNED by Eric Lew)
for and on behalf of)
EUDA Health Holdings Limited)
in the presence of: Alfred Lim)

SIGNED by Chen Wei Wen Kelvin)
for and on behalf of)
Kent Ridge Health Singapore Pte Ltd)
in the presence of: Alfred Lim)

AP_Legal – 109107126.1
AP_Legal – 109110529.1